EXHIBIT 99.1

Applied Industrial Technologies to Acquire Hydradyne, LLC

Strategic Fluid Power Acquisition Within Applied’s Engineered Solutions Segment

Cleveland, OH (November 22, 2024) – Applied Industrial Technologies (NYSE: AIT) announced today it has signed a definitive agreement to acquire Hydradyne, LLC (Hydradyne), a premier provider of fluid power solutions and value-added services.

Based in Dallas, Texas, Hydradyne is one of the largest U.S. distributors focused on fluid power and motion control systems with advanced service capabilities and product offerings in hydraulics, pneumatics, electromechanical, instrumentation, filtration, and fluid conveyance. The company’s team of nearly 500 associates operate out of 33 locations across the Southeastern U.S. with specialization in fluid power system design, fabrication, assembly, installation, repair and component support. Hydradyne’s products and solutions are integral to powering and controlling critical stationary and mobile equipment across a balanced mix of MRO and OEM applications in key industrial, commercial, and emerging growth verticals. Applied expects the acquisition to contribute approximately $260 million in sales and $30 million in EBITDA before anticipated synergies, as well as be accretive to EPS, within the first 12 months of ownership prior to transaction-related expenses and the impact of purchase accounting adjustments.

Neil A. Schrimsher, President & Chief Executive Officer for Applied, commented, “We are pleased to announce the pending acquisition of Hydradyne, which represents another key step in the expansion of our Engineered Solutions segment and leading technical industry position. We have always admired Hydradyne’s team and market approach. Their technical capabilities, local customer-centric culture, and operational caliber aligns extremely well with our strategy and long-term objectives. In addition, Hydradyne will enhance our footprint within the growing and strategic U.S. Southeast region and positively influence our business mix. Our combined technical capabilities and access to world class fluid power, motion, flow control, and automation technologies presents a powerful value proposition for our customers that will accelerate cross-selling and market penetration. This includes enhancing our collective efforts to serve the rapid pace of innovation developing across fluid power systems as secular demand tied to reshoring, equipment modernization, power management, connectivity, and electrification continues to grow. Overall, this transaction creates notable long-term value for all stakeholders, and we look forward to welcoming the Hydradyne team to Applied.”

Lon Jennings, President of Hydradyne, added, “Today is a significant milestone and opportune moment for Hydradyne. Joining Applied will accelerate our potential by leveraging complementary capabilities, innovative fluid power solutions, and a leading technical industry position as a mutual team. During our evaluation, it was clear Applied is the best strategic fit for our employees, customers, and suppliers. They are a values-based company with significant financial strength and over 100 years of distribution leadership, while their strategy, culture, and solutions-focused approach to the market aligns extremely well. I am grateful for the contributions the Hydradyne team has made through the years and look forward to our success as part of Applied.”

EXHIBIT 99.1

About Applied®

Applied Industrial Technologies is a leading value-added distributor and technical solutions provider of industrial motion, fluid power, flow control, automation technologies, and related maintenance supplies. Our leading brands, specialized services, and comprehensive knowledge serve MRO (maintenance, repair, and operations) and OEM (original equipment manufacturing), and new system install applications in virtually all industrial markets through our multi-channel capabilities that provide choice, convenience, and expertise. For more information, visit www.applied.com.

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CONTACT INFORMATION

Ryan D. Cieslak

Director – Investor Relations & Treasury

216-426-4887 / rcieslak@applied.com